Exhibit 24.1

                    Consent of Independent Auditor

Board of Directors and Management of
Sundew International Inc.
1422 Chestnut Street, Suite 410
Philadelphia, PA 19102

I consent to the incorporation by reference in this Registration
Statement of Sundew International, Inc., a Delaware corporation, on
Form S-8 relating to the Sundew International, Inc. 2002 Employee,
Consultant and Advisor Stock Compensation Plan, of my report dated
February 12, 2002 appearing in and incorporated by reference in the
Annual Report on Form 10-KSB of Sundew International, Inc. for the
year ended December 31, 2001 and to all references to me included in the Registration Statement.

/s/ Stan J.H. Lee, CPA /s/
--------------------------------
Stan J.H. Lee, CPA
Certified Public Accountant

Fort Lee, New Jersey
May 10th, 2002